UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________________

FORM 8-K
__________________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 29, 2016

KBS LEGACY PARTNERS APARTMENT REIT, INC.
(Exact Name of Registrant as Specified in Its Charter)
______________________________________________________

Maryland	000-54673	27-0668930
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

800 Newport Center Drive, Suite 700
Newport Beach, California 92660
(Address of principal executive offices)

Registrant’s telephone number, including area code: (949) 417-6500

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
Agreement for Purchase and Sale for Sale of Wesley Village
On November 6, 2012, KBS Legacy Partners Apartment REIT, Inc. (the “Company”), through an indirect wholly owned subsidiary, KBS Legacy Partners Wesley LP, formerly known as KBS Legacy Partners Wesley LLC, purchased a 301-unit apartment complex on approximately 11.0 acres of land and, through a second indirect wholly owned subsidiary, KBS Legacy Partners Wesley Land LLC (and, together with KBS Legacy Partners Wesley LLC, the “Owner”), purchased the adjacent 3.8-acre parcel of undeveloped land located in Charlotte, North Carolina (“Wesley Village”). The seller was unaffiliated with the Company. As of September 30, 2016, Wesley Village represented approximately 10.1% of the Company’s assets and 9.9% of the Company’s total revenues for the nine months ended September 30, 2016.
On December 29, 2016, after the completion of the marketing of the Company’s portfolio and individual properties by Holliday Fenoglio Fowler, L.P., a leading provider of commercial real estate and capital markets services and an unaffiliated independent third party, in connection with the Company’s exploration of strategic alternatives, the Owner entered into an agreement of purchase and sale (the “Agreement”) for the sale of Wesley Village to Bluerock Real Estate, LLC (the “Purchaser”). Pursuant to the Agreement, the purchase price for Wesley Village is $58.0 million. Gary T. Kachadurian, one of the Company’s independent directors, is also a director of a real estate investment trust sponsored by the Purchaser (the “Purchaser REIT”) and is Vice Chairman of the manager of the Purchaser REIT and as such, Mr. Kachadurian (i) recused himself from all of the Company’s deliberations relating to the disposition of Wesley Village, and (ii) informed the Company and its board of directors that he recused himself from all of the Purchaser REIT’s and its manager’s deliberations relating to the acquisition of Wesley Village.
There can be no assurance that the Company will complete the sale of Wesley Village. The Purchaser would be obligated to purchase Wesley Village only after satisfaction of agreed upon closing conditions. In some circumstances, if the Purchaser fails to complete the acquisition, it may forfeit up to $1.0 million of earnest money.
If the Company completes the sale of Wesley Village, the Company intends to use some of the net proceeds from the sale, after payment of fees, expenses, the debt related to Wesley Village and allowance for cash reserves, to: (i) make renovations at certain of its remaining properties; and (ii) pay a special distribution to its stockholders. The Company expects that any special distribution will constitute a return of a portion of the stockholder’s invested capital for federal income tax purposes and any special distribution will also reduce the Company’s estimated value per share. In addition, if the Company completes the sale of Wesley Village, the Company may adjust the ongoing distribution rate to maintain the current distribution coverage.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

KBS LEGACY PARTNERS APARTMENT REIT, INC.

Date:	January 12, 2017	By:	/s/ JEFFREY K. WALDVOGEL
Jeffrey K. Waldvogel
Chief Financial Officer, Treasurer and Secretary
(principal financial officer)